UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                             NESS TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    64104X108
                                    ---------
                                 (CUSIP Number)


                                December 31, 2004
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP No. 64104X108                    13G                    Page 2 of 11 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Equity Partners, L.P. -
           (IRS Identification No. 13-3986317)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    6,750,978
EACH                 ------ ----------------------------------------------------
REPORTING                7  SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ----------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                            6,750,978
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,750,978
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           20.6%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 64104X108                    13G                    Page 3 of 11 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Ventures International, L.P.-
           (IRS Identification No. 13-3944328)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    6,750,978
EACH                 ------ ----------------------------------------------------
REPORTING                7  SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ----------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                            6,750,978
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,750,978
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           20.6%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 64104X108                    13G                    Page 4 of 11 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Ventures, L.P.- (IRS Identification No. 13-3784037))
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    6,750,978
EACH                 ------ ----------------------------------------------------
REPORTING                7  SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ----------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                            6,750,978
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,750,978
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           20.6%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 64104X108                    13G                    Page 5 of 11 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Warburg Pincus & Co. - (IRS Identification No. 13-6358475)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    6,750,978
EACH                 ------ ----------------------------------------------------
REPORTING                7  SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ----------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                            6,750,978
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,750,978
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           20.6%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 64104X108                    13G                    Page 6 of 11 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus LLC- (IRS Identification No. 13-4069737)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    6,750,978
EACH                 ------ ----------------------------------------------------
REPORTING                7  SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ----------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                            6,750,978
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,750,978
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           20.6%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

Item 1(a)           Name of Issuer:
                    --------------

                    Ness Technologies, Inc.

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    Ness Tower
                    Atidim High-Tech Industrial Park
                    Building 4
                    Tel Aviv 61580, Israel

Items 2(a)
and 2(b)            Name of Person Filing; Address of Principal Business Office:
                    -----------------------------------------------------------

This statement is filed by and on behalf of (a) Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership, including two affiliated limited partnerships ("WPEP"); (b) Warburg, Pincus Ventures International, L.P., a Bermuda limited partnership ("WPVI") (c) Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("WPV") (d) Warburg Pincus & Co., a New York general partnership ("WP"); and (e) Warburg Pincus LLC, a New York limited liability company ("WP LLC"). WP is the sole general partner of each of WPEP, WPVI and WPV. WP LLC manages each of WPEP, WPVI and WPV. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

WPEP, WPVI, WPV, WP and WP LLC have shared dispositive and voting power with respect to 6,750,978 shares of Common Stock (as defined below).

Item 2(c)           Citizenship:
                    -----------

                    WPEP is a Delaware limited partnership.

                    WPVI is a Bermuda limited partnership.

                    WPV is a Delaware limited partnership.

                    WP is a New York general partnership.

                    WP LLC is a New York limited liability company.

Item 2(d)           Title of Class of Securities:
                    ----------------------------

                    Common Stock, par value $0.01 per share  ("Common Stock")

Item 2(e)           CUSIP Number:
                    ------------

                    64104X108


                                  7 of 11 pages

Item 3              If this statement is filed pursuant to ss.ss. 240.13d-1(b)
                    ----------------------------------------------------------
                    or 240.13d-2(b) or (c), check whether the person is filing
                    ----------------------------------------------------------
                    as a:
                    ----

                    (a)  [ ]  Broker or dealer registered under section 15 of
                              the Act (15 U.S.C. 78o).
                    (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15
                              U.S.C. 78c).
                    (c)  [ ]  Insurance company as defined in section 3(a)(19)
                              of the Act (15 U.S.C. 78c).
                    (d)  [ ]  Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
                    (e)  [ ]  An investment adviser in accordance with ss.
                              240.13d-1(b)(1)(ii)(E).
                    (f)  [ ]  An employee benefit plan or endowment fund in
                              accordance with ss. 240.13d-1(b)(1)(ii)(F).
                    (g)  [ ]  A parent holding company or control person in
                              accordance with ss. 240.13d-1(b)(1)(ii)(G).
                    (h)  [ ]  A savings association as defined in Section 3(b)
                              of the Federal Deposit Insurance Act (12 U.S.C.
                              1813).
                    (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
                    (j)  [ ]  Group, in accordance with ss. 240.13d-1(b)(1
                              (ii)(J).

                    Not applicable.

Item 4.             Ownership:
                    ---------

                    Warburg, Pincus Equity Partners, L.P.
                    -------------------------------------

                    (a) Amount beneficially owned: 6,750,978 shares of Common Stock

                    (b)  Percent of Class: 20.6%

                    (c)  (i) Sole power to vote or direct the vote: -0-

                         (ii) Shared power to vote or direct the vote: 6,750,978

                         (iii) Sole power to dispose of or direct the disposition of: -0-

                         (iv) Shared power to dispose of or direct the disposition of: 6,750,978


                               Page 8 of 11 pages

                    Warburg, Pincus Ventures International, L.P.
                    --------------------------------------------

                    (a) Amount beneficially owned: 6,750,978 shares of Common Stock

                    (b)  Percent of Class: 20.6%

                    (c)  (i) Sole power to vote or direct the vote: -0-

                         (ii) Shared power to vote or direct the vote: 6,750,978

                         (iii) Sole power to dispose of or direct the disposition of: -0-

                         (iv) Shared power to dispose of or direct the disposition of: 6,750,978

                    Warburg, Pincus Ventures, L.P.
                    ------------------------------

                    (a) Amount beneficially owned: 6,750,978 shares of Common Stock

                    (b)  Percent of Class: 20.6%

                    (c)  (i) Sole power to vote or direct the vote: -0-

                         (ii) Shared power to vote or direct the vote: 6,750,978

                         (iii) Sole power to dispose of or direct the disposition of: -0-

                         (iv) Shared power to dispose of or direct the disposition of: 6,750,978

                    Warburg Pincus & Co.
                    --------------------

                    (a) Amount beneficially owned: 6,750,978 shares of Common Stock

                    (b)  Percent of Class: 20.6%

                    (c)  (i) Sole power to vote or direct the vote: -0-


                               Page 9 of 11 pages

                         (ii) Shared power to vote or direct the vote: 6,750,978

                         (iii) Sole power to dispose of or direct the disposition of: -0-

                         (iv) Shared power to dispose of or direct the disposition of: 6,750,978

                    Warburg Pincus LLC
                    ------------------

                    (a) Amount beneficially owned: 6,750,978 shares of Common Stock

                    (b)  Percent of Class: 20.6%

                    (c)  (i) Sole power to vote or direct the vote: -0-

                         (ii) Shared power to vote or direct the vote: 6,750,978

                         (iii) Sole power to dispose of or direct the disposition of: -0-

                         (iv) Shared power to dispose of or direct the disposition of: 6,750,978

Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    ------

                                   Not Applicable

Item 7              Identification and Classification of the Subsidiary Which
                    ---------------------------------------------------------
                    Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ---------------

                    Not Applicable

Item 8              Identification and Classification of Members of the Group:
                    ---------------------------------------------------------


                              Page 10 of 11 pages

                    WPEP, WPVI, WPV, WP and WP LLC are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The agreement among WPEP, WPVI, WPV, WP and WP LLC to file jointly is attached hereto as Exhibit A. Each of WPEP, WPVI, WPV, WP and WP LLC disclaims beneficial ownership of all of the Common Shares, other than those reported herein as being owned by it.

Item 9              Notice of Dissolution of Group:
                    ------------------------------

                    Not Applicable

Item 10             Certification:
                    -------------

                    Not Applicable


                              Page 11 of 11 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 8, 2005

WARBURG, PINCUS EQUITY PARTNERS, L.P.

By: Warburg Pincus & Co., as General Partner

By: /s/ Scott A. Arenare
    ------------------------------
Name:  Scott A. Arenare
Title: Partner


WARBURG, PINCUS VENTURES INTERNATIONAL, L.P.
By: Warburg Pincus & Co., as General Partner

By: /s/ Scott A. Arenare
    ------------------------------
Name:  Scott A. Arenare
Title: Partner


WARBURG, PINCUS VENTURES, L.P.
By: Warburg Pincus & Co., as General Partner

By: /s/ Scott A. Arenare
    ------------------------------
Name:  Scott A. Arenare
Title: Partner


WARBURG PINCUS & CO.

By: /s/ Scott A. Arenare
    ------------------------------
Name:  Scott A. Arenare
Title: Partner


WARBURG PINCUS LLC

By: /s/ Scott A. Arenare
    ------------------------------
Name:  Scott A. Arenare
Title: Member